Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President	Vice President, Investor Relations
	Chief Financial Officer	(510) 505-4509
	(510) 505-4315	email: katie.loughnot@ros.com

ROSS STORES REPORTS THIRD QUARTER EPS

Newark, California, November 18, 2003 –– Ross Stores, Inc. (Nasdaq:  ROST) today reported earnings per share of $.65 for the 13 weeks ended November 1, 2003.  These results represented 14% growth on top of a strong 33% gain for the 13 weeks ended November 2, 2002, when the Company reported earnings per share of $.57.  Third quarter net earnings in 2003 grew 12% to $50.5 million, from $45.1 million for the 13 weeks ended November 2, 2002.  Third quarter sales in 2003 grew 12% to $977 million.  These gains were on top of 18% growth in the third quarter of 2002 when sales totaled $870 million.  Comparable store sales for the third quarter of 2003 grew 2% on top of a 7% increase in the prior year period.

For the 39 weeks ended November 1, 2003, earnings per share increased 12% to $1.99.  These results were on top of a 38% gain for the 39 weeks ended November 2, 2002, when the Company reported earnings per share of $1.78.  Net earnings year to date in 2003 grew 8% to $154.4 million, from $142.4 million reported for the first nine months of 2002.  Year-to-date sales in 2003 grew 10% to $2.822 billion.  These gains were on top of 20% growth for the comparable 2002 year-to-date period when sales totaled $2.567 billion.  Same store sales for the first nine months of 2003 were flat on top of a robust 9% gain in the prior year period.

Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “Our ongoing ability to deliver competitive discounts on a wide array of exciting name brand fashions for the family and the home resulted in respectable sales increases during the third quarter.  Business benefited from strong same store sales gains in our Home departments and the back-to-school categories of Juniors, Shoes and Accessories. In addition, continued effective control of both inventories and expenses contributed to stable operating margins and healthy earnings growth for the period.”

“During the third quarter, we opened an additional 20 stores, for a total of 66 new locations in 2003.  After closing five older stores in January 2004, we expect to end the current year with 568 stores in 25 states,” noted Mr. Balmuth.

Mr. Balmuth continued, “In addition, we recently announced the development of dd’s discountssm, a new concept targeted to serve the needs of lower-income households, the fastest growing demographic market in the country.  As previously noted, our goal is to open ten initial dd’s discountssm locations on the west coast during the second half of 2004.”

Mr. Balmuth concluded, “During the first nine months of 2003, we repurchased 3.0 million shares of common stock for an aggregate of $125.2 million under the two-year $300 million program authorized by our Board of Directors in early 2002.  We ended the quarter with 75.7 million shares of common stock outstanding and approximately $24.8 million remaining under this repurchase authorization, which we expect to complete this year.”

The Company will provide additional details concerning its third quarter results and business outlook on a conference call to be held on Tuesday, November 18, 2003 at 11:00 a.m. Eastern Standard Time.  Participants may listen to a real time audio webcast of the conference call by visiting the Company’s web site located at www.rossstores.com.  A recorded version of the call will also be available until the end of the month at the web site address and via a telephone recording through November 25, 2003 at 402-220-5900, PIN #2342.

Forward-Looking Statements:  This press release contains certain forward-looking statements regarding expected annual unit growth and new store locations, which are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from management’s current expectations.  The words “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “project” and similar expressions identify forward-looking statements.  Risk factors include obtaining acceptable new store locations, competitive pressures in the apparel industry, changes in geopolitical and general economic conditions, changes in the level of consumer spending on or preferences in apparel or home-related merchandise and the Company’s ability to successfully implement various new supply chain and merchandising systems in a timely and cost effective manner.  Other risk factors are detailed in the Company’s Form 10-K for fiscal 2002.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time.  The Company does not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. operates a national chain of off-price retail stores offering first quality, in-season, branded apparel and apparel-related merchandise for the entire family at prices that average 20% to 60% less than department and specialty stores, as well as merchandise for  the home at similar savings.  The Company had 573 stores in operation as of November 1, 2003, compared to 510 stores at the end of the same period last year.  Additional information on the Company is available at www.rossstores.com.

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ROSS STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended		Nine Months Ended
($000, except per share data, unaudited)	November 1, 2003	November 2, 2002	November 1, 2003	November 2, 2002

Sales	$976,940	$870,196	$2,821,834	$2,566,738

Costs and Expenses
Cost of goods sold, including related buying, distribution and occupancy costs	730,245	649,694	2,107,699	1,908,128
Selling, general and administrative	163,962	146,398	460,933	424,235
Interest (income) expense, net	(142)	85	(273)	493
Total costs and expenses	894,065	796,177	2,568,359	2,332,856

Earnings before income taxes	82,875	74,019	253,475	233,882

Provision for taxes on earnings	32,404	28,941	99,109	91,448
Net earnings	$50,471	$45,078	$154,366	$142,434

Earnings per share
Basic	$0.67	$0.58	$2.02	$1.82
Diluted	$0.65	$0.57	$1.99	$1.78

Weighted average shares outstanding (000)
Basic	75,645	77,714	76,323	78,338
Diluted	77,238	79,203	77,740	79,974

Stores open end of period	573	510	573	510

ROSS STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($000, unaudited)	November 1, 2003	November 2, 2002

Current Assets
Cash and cash equivalents	$117,717	$101,490
Accounts receivable	26,310	29,238
Merchandise inventory	866,864	751,845
Other current assets	31,034	46,198
Total Current Assets	$1,041,925	$928,771

Property and equipment, net	466,797	376,743
Other long-term assets	50,850	35,735
	$1,559,572	$1,341,249

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable, accrued expenses and other	$698,055	$636,382
Income taxes payable	37,785	39,265
Total Current Liabilities	$735,840	$675,647

Long-term debt	50,000	25,000
Other liabilities	57,693	40,556
Deferred income taxes	25,021	7,646

Stockholders’ Equity	691,018	592,400
	$1,559,572	$1,341,249

ROSS STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
($000, unaudited)	November 1, 2003	November 2, 2002

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$154,366	$142,434
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	54,740	48,879
Change in assets and liabilities:
Merchandise inventory	(150,346)	(128,455)
Other current assets, net	(2,091)	(24,186)
Accounts payable	55,292	94,100
Other current liabilities	59,518	92,062
Other	1,222	6,659
Net cash provided by operating activities	172,701	231,493

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions to property and equipment	(109,261)	(88,012)
Net cash used in investing activities	(109,261)	(88,012)

CASH FLOWS USED IN FINANCING ACTIVITIES
Proceeds from long-term debt	25,000	25,000
Issuance of common stock related to stock plans	17,063	27,198
Repurchase of common stock	(125,214)	(123,376)
Dividends paid	(13,221)	(11,164)
Net cash used in financing activities	(96,372)	(82,342)
Net increase (decrease) in cash and cash equivalents	(32,932)	61,139
Cash and cash equivalents:
Beginning of period	150,649	40,351
End of period	$117,717	$101,490